SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[X ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
      240.14a-12

                             THE CHERRY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[  ]  Fee paid previously with preliminary materials

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

CHERRY [Logo]

     CONTACT:  Dan King, Vice President of Finance and Administration
               The Cherry Corporation
               (847) 360-3541                              FOR IMMEDIATE RELEASE


                    CHERRY SPECIAL COMMITTEE HIRES FINANCIAL
                 ADVISOR; CLASS ACTION LAWSUITS FILED REGARDING
                                 BUYOUT PROPOSAL

WAUKEGAN, Ill., May 16 /PRNewswire/ -- The Cherry Corporation (Nasdaq: CHER - news) today announced that the Special Committee of the Company's Board of Directors, which was formed to evaluate a proposal for the acquisition by Peter Cherry of all of the outstanding common stock of the Company not now owned by Peter Cherry and his affiliates, has engaged Wasserstein Perella & Co., Inc., as independent financial advisor to assist it in evaluating the proposal.

In April 2000, four class action lawsuits were filed in the Court of Chancery of the State of Delaware, alleging, inter alia, breach of fiduciary duties on the part of the directors of the Company in connection with Peter Cherry's proposal. On May 9, 2000, another class action suit was filed in Delaware Chancery Court. The Company believes these suits (which include requests for injunctions) are premature and without merit.

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls for the worldwide automotive, computer, and consumer and commercial markets. The company has two operating divisions in the United States and seven wholly owned subsidiaries in Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Limited.



                                      ###